NEWS RELEASE

FOR RELEASE: IMMEDIATELY

GATX CORPORATION COMPLETES SALE OF INFORMATION TECHNOLOGY LEASING ASSETS

     CHICAGO, June 30 — GATX Corporation (NYSE: GMT) today announced that it completed the sale of substantially all the assets and associated non-recourse debt of its information technology (IT) leasing business, GATX Technology Services, to CIT Group, Inc. The terms of the transaction were not disclosed. The net book value of the IT assets sold, including non-recourse debt, was approximately $520 million.

     Brian A. Kenney, chief financial officer of GATX Corporation, stated, “Both parties worked closely together to complete this sale ahead of the original schedule. I look forward to focusing our full attention on capitalizing on the opportunities in GATX’s franchise rail and air businesses.”

     The agreement to sell these IT assets was previously announced on April 15, 2004.

COMPANY DESCRIPTION

     GATX Corporation (NYSE: GMT) is a specialized finance and leasing company combining asset knowledge and services, structuring expertise, partnering, and capital to provide business solutions to customers and partners worldwide. GATX specializes in railcar, locomotive, and aircraft operating leasing.

FOR FURTHER INFORMATION CONTACT:

Analysts & Investors:
Robert C. Lyons	Rhonda S. Johnson
GATX Corporation	GATX Corporation
312-621-6633	415-955-3211

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

(06/30/04)